UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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SUN HYDRAULICS CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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SUN HYDRAULICS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Monday, June 6, 2011

Notice hereby is given that the Annual Meeting of Shareholders of Sun Hydraulics Corporation, a Florida corporation, will be held on Monday, June 6, 2011, at 10:00 a.m., Eastern Daylight Savings Time, at the Company’s manufacturing facility, located at 701 Tallevast Road, Sarasota, Florida 34243, for the following purposes:

1. To elect two Directors to serve until the Annual Meeting in 2014, and until their successors are elected and qualified or until their earlier resignation, removal from office or death;

2. To amend the Company’s Articles of Incorporation to increase the number of authorized shares of common stock, par value $0.001 per share, to 40,000,000 shares;

3. To ratify the appointment of Mayer Hoffman McCann P.C. as the Company’s independent registered certified public accounting firm for the year 2011;

4. To consider a non-binding advisory vote on executive compensation;

5. To consider a non-binding advisory vote on the desired frequency of a non-binding advisory vote on executive compensation; and

6. To transact such other business as properly may come before the Meeting or any adjournment thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Meeting. The 2010 Annual Report of the Company is enclosed. Shareholders of record at the close of business on April 18, 2011, are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.

All shareholders are cordially invited to attend the Meeting. Whether or not you expect to attend, please sign and return the enclosed Proxy promptly in the envelope provided to assure the presence of a quorum. You may revoke your Proxy and vote in person at the Meeting if you desire.

If your shares are held in street name by a brokerage, your broker will supply you with a proxy to be returned to the brokerage. It is important that you return the form to the brokerage as quickly as possible so that the brokerage may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

By Order of the Board of Directors,

GREGORY C. YADLEY
Secretary

Sarasota, Florida

April 29, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDERS MEETING TO BE HELD ON JUNE 6, 2011

This Proxy Statement and our 2010 Annual Report to Shareholders are available at: http://www.easyir.com/easyir/firl.do?easyirid=DDC62B1F65007EB6

SUN HYDRAULICS CORPORATION

1500 West University Parkway

Sarasota, Florida 34243

PROXY STATEMENT

This Proxy Statement is furnished by the Board of Directors of Sun Hydraulics Corporation (the “Company”) in connection with the solicitation of proxies to be voted at the Company’s 2011 Annual Meeting of Shareholders, which will be held on Monday, June 6, 2011, at 10:00 a.m., Eastern Daylight Savings Time, at the Company’s manufacturing facility, located at 701 Tallevast Road, Sarasota, Florida 34243 (the “Meeting”).

Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by delivering a signed revocation to the Company, by submitting a later-dated proxy, or by attending the Meeting in person and casting a ballot. If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense in sending proxy materials to their principals and obtaining their proxies. The approximate date on which this Proxy Statement and enclosed form of proxy first has been mailed to shareholders is April 29, 2011.

The close of business on April 18, 2011, has been designated as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of April 18, 2011, 17,088,902 shares of the Company’s Common Stock, par value $.001 per share, were issued and outstanding. Each shareholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company on the close of business on April 18, 2011, on all matters that come before the Meeting. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even though the nominee may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner (a “broker non-vote”). Abstentions and broker non-votes are not counted in determining whether a proposal has been approved.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of eight members. The Board is divided into three classes of Directors serving staggered three-year terms. Directors hold their positions until the annual meeting of shareholders in the year in which their terms expire, and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death.

The term of office of two of the Company’s current eight Directors, Christine L. Koski and David N. Wormley, will expire at the Meeting. The Nominating Committee of the Board of Directors has selected Ms. Koski and Dr. Wormley as nominees to stand for reelection to the Board at the Meeting. In making these nominations, the Nominating Committee reviewed the backgrounds of the nominees and believes that each nominee (as well as each other continuing Director whose term does not expire at the Meeting) has valuable individual skills and experiences that, taken together, provide the Company with the variety and depth of knowledge, judgment and vision necessary to provide effective oversight.

Biographical information for the two nominees for Director is set forth below under “Directors and Executive Officers.” As indicated in these biographies, the nominees have extensive experience in a variety of fields, have demonstrated significant leadership skills and have experience in the oversight of public companies due to their prior service as Directors of the Company and, in some cases, other companies.

Shareholders may vote for up to two nominees for the class of Directors who will serve until the Company’s annual meeting in 2014. If a quorum is present at the meeting, Directors will be elected by a plurality of the votes cast. Shareholders may not vote cumulatively in the election of Directors. In the event either of the nominees should be unable to serve, which is not anticipated, the proxy committee, which consists of Ferdinand E. Megerlin and David N. Wormley, will vote for such other person or persons for the office of Director as the Board of Directors may recommend.

The Board of Directors unanimously recommends that you vote “FOR” Ms. Koski and Dr. Wormley to serve until the Company’s annual meeting in 2014, and until their successors shall be duly elected and qualified or until their earlier resignation, removal from office or death. Executed proxies in the accompanying form will be voted at the Meeting in favor of the election as directors of the nominees named above, unless authority to do so is withheld.

GOVERNANCE OF THE COMPANY

Directors and Executive Officers

The following table sets forth the names and ages of the Company’s Directors, nominees for Director, and executive officers and the positions they hold with the Company. Executive officers serve at the pleasure of the Board of Directors.

Name	Age	Position

Allen J. Carlson	60	President, Chief Executive Officer and Director (term expiring in 2012)

Jeffrey Cooper	70	Officer

Tricia L. Fulton	44	Chief Financial Officer

Steven Hancox	50	General Manager, Sun Hydraulics Limited

Tim A. Twitty	44	Officer

Marc Bertoneche	64	Director (term expiring in 2013) and a member of the Audit and Compensation Committees

Wolfgang H. Dangel	47	Director (term expiring in 2012) and a member of the Audit and Compensation Committees

John S. Kahler	71	Director (term expiring in 2012) and a member of the Audit and Nominating Committees

Christine L. Koski	53	Director (term expiring in 2011), Nominee for Director (term expiring in 2014)

Philippe Lemaitre	61	Director (term expiring in 2013) and a member of the Audit, Compensation and Nominating Committees

Ferdinand E. Megerlin	72	Chairman of the Board, Director (term expiring in 2013)

David N. Wormley	71	Director (term expiring in 2011), Nominee for Director (term expiring in 2014) and a member of the Compensation and Nominating Committees

Mr. Carlson joined the Company in March 1996 and served as Vice President from January 2000 until May 2000, when he was named President and Chief Executive Officer. From October 1977 to March 1996, Mr. Carlson held various engineering, marketing and management positions for Vickers Incorporated, a wholly-owned subsidiary of Trinova Corporation. He is a graduate of the Milwaukee School of Engineering and the Advanced Management Program at the Harvard Business School. Mr. Carlson is past chair and a member of the executive committee of the board of directors of the National Fluid Power Association, and he serves on the board of regents of the Milwaukee School of Engineering. He also is a director of Tervis Tumbler Company. With over 37 years experience in the fluid power industry and 15 years with the Company, nearly 11 as President and Chief Executive Officer, Mr. Carlson has deep institutional knowledge and perspective regarding the Company’s strengths, challenges and opportunities.

Mr. Cooper joined the Company in December 1990 as an engineer and has been an Officer since September 1991. He is primarily involved with product development and marketing. From August 1987 to December 1990, he was Engineering Manager, Mobile Valves, of Vickers, Incorporated, a wholly-owned subsidiary of Trinova Corporation, and from September 1979 to August 1986, he served as Vice President of Engineering for Double A Products Company. Mr. Cooper is an engineering graduate of Willesden College of Technology, London, England. Mr. Cooper has over 37 years experience in the fluid power industry.

Ms. Fulton joined the Company in March 1997 and held positions of increasing responsibility, including Corporate Controller, prior to being named Chief Financial Officer on March 4, 2006. From July 1995 to March 1997, Ms. Fulton served as the Director of Accounting for Plymouth Harbor. From November 1991 to July 1995, she served in various financial capacities for Loral Data Systems. From September 1989 to September 1991, Ms. Fulton was an auditor with Deloitte & Touche. Ms. Fulton is a graduate of Hillsdale College and the General Management Program at the Harvard Business School.

Mr. Hancox joined Sun Hydraulics Limited, Coventry, England, in September 1989, as Engineering Manager responsible for cartridge valve production. Other responsibilities have included stock control and sales and marketing. He was named General Manager in March 2011. Mr. Hancox worked for Integrated Hydraulics Limited from March 1982 to August 1989 as a design engineer for cartridge valves and manifolds, also being involved in production. He received a Higher National Diploma in manufacturing and production engineering from North Warwickshire College of Technology and Art in Nuneaton, England.

Mr. Twitty joined the Company in November 1993, serving in positions of increasing responsibility. He is primarily involved with factory automation, process development and manufacturing operations leadership. He was named an Officer on March 3, 2007. Mr. Twitty is a graduate of the University of South Florida and Vincennes University. He serves as a member of the board of directors of Sarasota Manatee Manufacturers Association.

Dr. Bertoneche holds a chair as Professor in Business Administration at the University of Bordeaux in France, and was on the Faculty of INSEAD, the European Institute of Business Administration in Fontainebleau, France, for more than 20 years. He is a Visiting Professor at the Harvard Business School and an Associate Fellow at the University of Oxford. He is a graduate of University of Paris and earned his MBA and PhD from Northwestern University. Dr. Bertoneche also is a director of Total Infrastructures Gaz France. He has served as a Director of the Company since August 2001. As an academic and a consultant to universities and businesses throughout the world, Dr. Bertoneche brings a global perspective and depth of experience in the finance area.

Mr. Dangel has been President of Schaeffler Group Asia/Pacific and a member of the Extended Management Board of Schaeffler Group (Global) since January 2007. He previously served as President and CEO of Bosch Rexroth North America, from January 2001 to December 2006. Prior to that, Mr. Dangel was affiliated with other Mannesmann and Rexroth companies, including as Managing Director and Chairman of the Management Board of Mannesmann Rexroth (China) Ltd. from June 1996 to December 2000. Mr. Dangel also serves as a director of FAG India, Ltd. and previously served as a member of the board of directors of the National Fluid Power Association. He holds a Masters Degree in Economics from the University of Applied Sciences in Rosenheim, Germany. Mr. Dangel has served as a Director of the Company since June 2009. With more than a decade of direct experience working in the fluid power industry and extensive experience in Asia, Mr. Dangel brings a wealth of knowledge regarding the customers and markets in which the Company’s products are sold.

Mr. Kahler served as President, CEO and a Director of Cincinnati Incorporated, a company in which he filled various leadership positions for sixteen years, until his retirement in February 2005. A graduate of Carnegie Mellon University and the Harvard Business School, Mr. Kahler has served as a Director of Sun since 1998. His engineering background and his experience as a chief executive officer of a company manufacturing hydraulically powered heavy industrial metal-working machinery provide the Board with valuable experience and insight.

Ms. Koski joined the executive team of nMetric, LLC as head of marketing in July 2006 and has served as its President and Chief Executive Officer since January 2011. Prior to joining nMetric, Ms. Koski founded Koski Consulting Group, Inc. in June 2001 to work with start-up companies in the area of business strategy and marketing. From 1980 through 2000, Ms. Koski held various positions in sales, product management, purchasing, sales management, and international marketing management with Celanese A.G. or its former affiliates, including Celanese Ltd., Hoechst AG and Hoechst Celanese Chemical Group Ltd. Ms. Koski has served as a Director of the Company since May 2000. She also serves on the board of directors of Oragenics, Inc. (ORNI) and as a director of Cheltec, Inc. Ms. Koski is the volunteer executive director of the Dallas Dinner Table, which focuses on improving racial communication in the Dallas Metroplex. Ms. Koski is also a member of the National Association of Corporate Directors, Dallas Chapter, and is an alumnus of Harvard’s Corporate Board Effectiveness Program led by Professor Jay Lorsch. As the daughter of the Company’s founder, Ms. Koski has a unique understanding of the Company’s culture. Her international sales and marketing background contribute to the Board’s overall level of experience in these areas. Ms. Koski graduated from St. Lawrence University with a BS degree in chemistry and received an Executive MBA degree from Southern Methodist University.

Mr. Lemaitre retired in November 2006 as Chairman, President and Chief Executive Officer of Woodhead Industries, Inc., a publicly-held automation and electrical products manufacturer, upon its sale to Molex. Before joining Woodhead in 1999, Mr. Lemaitre was Corporate Vice President and Chief Technology Officer of AMP, Inc. and was also in charge of AMP Computer and Telecom Business Group Worldwide. Prior to joining AMP, Mr. Lemaitre was an Executive Vice President of TRW, Inc. and also General Manager of TRW Automotive Electronics Group Worldwide. He previously held various management and research engineering positions with TRW, Inc., International Technegroup, Inc., General Electric Company and Engineering Systems International. Mr. Lemaitre also serves as a director of Multi-Fineline Electronix, Inc. (MFLX), and was appointed as Chairman of the Board in March 2011. He holds a Master of Civil Engineering degree from Ecole Spéciale des Travaux Publics, Paris, France, and a Master of Science degree from the University of California at Berkeley, California. Mr. Lemaitre has served as a Director of the Company since June 2007. Mr. Lemaitre’s more than 30 years experience in the development of technology and technology-driven businesses, and his track record of successfully managing global business functions including sales, engineering, research and manufacturing operations, provides a wealth of experience in key areas of the Company’s business.

Dr. Megerlin retired in March 2003 as a member of the Executive Board of Linde AG and Chairman and Managing Director of the Linde Material Handling Division of Aschaffenburg, Germany. Prior to such time, he also was Chairman of Linde’s U.S. subsidiaries Linde Hydraulics Corp., Canfield, Ohio, and Linde Lift Truck Corp., Sommerville, South Carolina. Within VDMA, Germany’s association for mechanical and plant engineering, Dr. Megerlin formerly was Chairman and a member of the Executive Board of the German Fluid Power Association. He is a mechanical engineer and received his Dipl-Ing (M.S.) degree from the Technical University of Karlsruhe, Germany, and his Dr.-Ing. (Ph.D.) from TH Aachen, Germany. Dr. Megerlin has served as a Director of the Company since May 1998 and as Chairman of the Board since June 2007. With over 36 years of experience in the fluid power industry, including serving as chief executive of a very large company with operations and facilities throughout the world, Dr. Megerlin has extensive knowledge regarding the Company’s products, markets and customers. His success as the first Chairman of the Board who was not previously an employee of the Company has contributed to the Company’s evolution as a more forward-looking, strategic international company.

Dr. Wormley is the Dean of the Engineering School at Pennsylvania State University, where he has taught since 1992. He previously served as Associate Dean of Engineering at the Massachusetts Institute of Technology (MIT) from 1991 to 1992, and Head of MIT’s Department of Mechanical Engineering from 1982 to 1991. He is past president of the American Society for Engineering Education and is a fellow in the American Society of Mechanical Engineers. Dr. Wormley has served as a Director of the Company since December 1992. He also serves as a director of Michael Baker Corporation. He is an engineer and earned his Ph.D. from the Massachusetts Institute of Technology. Highly regarded in the engineering community, domestically and internationally, Dr. Wormley brings to the Board strong administrative and leadership skills developed as the dean of one of the nation’s premier engineering schools. As the Company’s longest-serving director, he also has an institutional knowledge that contributes to the Company’s ability to exploit its historical strengths as it explores future opportunities.

Board Leadership Structure and the Board’s Role in Risk Oversight

The Board of Directors acts as a collaborative body that encourages broad participation of each of the Directors at Board meetings and in the committees, described below, on which they serve. The Board believes that a majority of Directors should be independent. Prior to and following each Board meeting, the non-management directors meet informally, and the independent Directors also meet in regular executive sessions of the Board of Directors. The Company currently separates the functions of Chairman of the Board and Chief Executive Officer. The Chairman of the Board, who is a non-management, independent Director chairs the meetings of the Board and also serves as a non-voting ex officio member of each of the Board committees. He sets the agenda for each meeting, after soliciting suggestions from management and the other Directors. Given the size of the Company, its international operations and its culture of individual initiative and responsibility, the Board believes that its leadership structure is appropriate. The Board believes that a relatively small number of Directors, comprised of individuals with diverse backgrounds in terms of geographic, cultural and subject matter experience, strong leadership and collaborative skills, is best equipped to oversee the Company and its management.

The Company’s culture emphasizes individual integrity, initiative and responsibility, and employs a horizontal leadership structure in which there are not rigid reporting requirements. Compensation is not based on financial or productivity metrics or on other objective criteria that would encourage individuals undertaking undue risk for personal financial gain. The Board has delegated to the Audit Committee the responsibility for financial risk and fraud oversight, to consider for approval all transactions involving conflicts of interest and to monitor compliance with the Company’s Code of Conduct. Therefore, the Board has determined that a separate risk oversight committee is not necessary. Instead, it has initiated a practice whereby the Chief Executive Officer reports to the full Board on an annual basis regarding material risks that the Company faces and may in the future face, the risk management system that management has implemented to address those risks and other information regarding how risk analysis is incorporated into the Company’s corporate strategy and day-to-day business operations.

Independence and Committees of the Board of Directors

Independence of Directors. At its meeting in March 2011, the Board undertook a review of Director independence. It determined that there were no transactions or relationships between any of the Directors or any member of the Director’s immediate family and the Company and its subsidiaries and affiliates. The purpose of this review was to determine the independence of each of the Directors under the rules of the Nasdaq Stock Market and, for audit committee members, also under the rules of the Securities and Exchange Commission. The Board determined that a majority of the Directors of the Company (Messrs. Bertoneche, Dangel, Kahler, Lemaitre, Megerlin, and Wormley and Ms. Koski, except with respect to the audit committee) qualify as independent.

The Board of Directors has the standing committees listed below.

Audit Committee.

The Audit Committee, which consists of Marc Bertoneche, Wolfgang Dangel, John Kahler (Chair) and Philippe Lemaitre (Vice Chair), held seven meetings in 2010. The Board of Directors determined, under applicable SEC and NASDAQ rules, that all of the members of the Audit Committee are independent and that Dr. Bertoneche meets the qualifications as an Audit Committee Financial Expert and he has been so designated. The functions of the Audit Committee are to select the independent public accountants who will prepare and issue an audit report on the annual financial statements of the Company and a report on the Company’s internal controls over financial reporting, to establish the scope of and the fees for the prospective annual audit with the independent public accountants, to review the results thereof with the independent public accountants, to review and approve non-audit services of the independent public accountants, to review compliance with existing major accounting and financial policies of the Company, to review the adequacy of the financial organization of the Company, to review management’s procedures and policies relative to the adequacy of the Company’s internal accounting controls, to review compliance with federal and state laws relating to accounting practices and to review and approve transactions, if any, with affiliated parties. It also invites and investigates reports regarding accounting, internal accounting controls or auditing irregularities or other matters. The Audit Committee also is responsible for review of management’s monitoring of the Company’s compliance with its Code of Ethics and the periodic review and update of the code. No waivers of the Company’s code of ethics were requested or granted during the year ended January 1, 2011. The code of ethics is available on the Investor Relations page of our Web site www.sunhydraulics.com and from the Company upon written request sent to Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

The Audit Committee is governed by a written charter approved by the Board of Directors. The charter was revised in September 2010 and is available on the Investor Relations page of our Web site www.sunhydraulics.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

Compensation Committee.

The Compensation Committee, which consists of Marc Bertoneche, Wolfgang Dangel (Vice Chair), Philippe Lemaitre (Chair) and David Wormley, oversees the Company’s compensation program, including executive compensation and the review, approval and recommendation to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto. The Committee administers the Company’s restricted stock and stock option plans and carries out the responsibilities required by the rules of the Securities and Exchange Commission. The Committee met five times during 2010.

The Compensation Committee is governed by a written charter approved by the Board of Directors. The charter was revised in October 2010 and is available on the Investor Relations page of our Web site www.sunhydraulics.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

Governance and Nominating Committee.

The Governance and Nominating Committee, which consists of John Kahler (Vice Chair), Christine Koski, Philippe Lemaitre and David Wormley (Chair), held four meetings in 2010. The primary purpose of the Committee is to identify and recommend to the Board individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board; develop and recommend to the Board corporate governance guidelines and policies for the Company, and monitor the Company’s compliance with good corporate governance standards.

The Governance and Nominating Committee is governed by a written charter approved by the Board of Directors. The charter was revised in March 2011 and is available on the Investor Relations page of our Web site www.sunhydraulics.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

In March 2004, the Board adopted a Statement of Policy Regarding Director Nominations, setting forth qualifications of Directors, procedures for identification and evaluation of candidates for nomination, and procedures for recommendation of candidates by shareholders. As set forth in the Statement of Policy, a candidate for Director should meet the following criteria:

•	must, above all, be of proven integrity with a record of substantial achievement;

•	must have demonstrated ability and sound judgment that usually will be based on broad experience;

•	must be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings and the annual shareholders’ meeting;

•	must possess a judicious and somewhat critical temperament that will enable objective appraisal of management’s plans and programs; and

•	must be committed to building sound, long-term Company growth.

Other than the foregoing, the Board does not believe there is any single set of qualities or skills that an individual must possess to be an effective Director or that it is appropriate to establish any specific, minimum qualifications for a candidate for election as a Director. Rather, the Committee will consider each candidate in light of the strengths of the other members of the Board of Directors and the needs of the Board and the Company at the time of the election.

The Company does not have a formal policy with regard to the consideration of diversity in identifying Director nominees, but the Nominating Committee strives to nominate Directors with diverse backgrounds in terms of geographic, cultural and subject matter experience that are complementary to those of the other Directors so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s business.

The Committee will take whatever actions it deems necessary under the circumstances to identify qualified candidates for nomination for election as a member of the Board of Directors, including the use of professional search firms, recommendations from Directors, members of senior management and security holders. All such candidates for any particular seat on the board shall be evaluated based upon the same criteria, including those set forth above and such other criteria as the Committee deems suitable under the circumstances existing at the time of the election.

Shareholder recommendations for Nomination as a Director. In order for the Committee to consider a candidate recommended by a shareholder, the shareholder must provide to the Corporate Secretary, at least 120, but not more than 150, days prior to the date of the shareholders’ meeting at which the election of Directors is to occur, a written notice of such security holder’s desire that such person be nominated for election at the upcoming shareholders meeting; provided, however, that in the event that less than 120 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth business day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

A shareholder’s notice of recommendation must set forth:

(a)	as to each person whom the shareholder proposes be considered for nomination for election as a Director,

(i)	the name, age, business address and residence address of the person,

(ii)	the person’s principal occupation or employment during the past five years,

(iii)	the number of shares of Company common stock beneficially owned by the person,

(iv)	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and

(v)	the consent of the person to serve as a Director, if so elected; and

(b)	as to the shareholder giving the notice

(i)	the name and record address of shareholder,

(ii)	the number of shares of Company common stock beneficially owned by the shareholder,

(iii)	a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person pursuant to which the nominations are to be made, and

(iv)	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) named.

Director Participation and Relationships

The Board of Directors held five meetings during 2010. Each Director attended at least 75% of the aggregate meetings of the Board and of each committee of which he or she was a member in 2010.

The Board of Directors, in March 2004, adopted a policy stating that it is in the best interests of the Company that all Directors and nominees for Director attend each annual meeting of the shareholders of the Company. The policy provides that the Board, in selecting a date for the annual shareholders meeting, will use its best efforts to schedule the meeting at a time and place that will allow all Directors and nominees for election as Directors at such meeting to attend the meeting. The policy further provides that an unexcused absence under the policy should be considered by the Nominating Committee in determining whether to nominate a Director for re-election at the end of his or her term of office. All of the Directors attended last year’s annual meeting of shareholders.

No family relationships exist between any of the Company’s Directors and executive officers. There are no arrangements or understandings between Directors and any other person concerning service as a Director.

Compensation Committee Interlocks and Insider Participation

None.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, officers and holders of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. To the Company’s knowledge, based solely upon a review of the forms, reports and certificates filed with the Company by such persons, all of them complied with the Section 16(a) filing requirements in 2010.

Communications with the Board of Directors

Shareholders and other parties interested in communicating with our Board of Directors may do so by writing to the Board of Directors, Sun Hydraulics Corporation, 1500 West University Parkway, Sarasota, Florida 34243. Under the process for such communications established by the Board of Directors, the Chairman of the Board reviews all such correspondence and regularly forwards it, or a summary of the correspondence, to all of the other members of the Board. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Board or any member of the Board and request copies of any such correspondence. Additionally, correspondence that, in the opinion of the Chairman, relates to concerns or complaints regarding accounting, internal accounting controls and auditing matters is forwarded to the Chair of the Audit Committee.

AUDIT COMMITTEE REPORT

The following report shall not be deemed to be incorporated by reference into any filings made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference, or to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The primary purpose of the Audit Committee is to oversee the Company’s financial reporting activities. The Audit Committee selects the Company’s independent accountants and meets regularly with them to review and approve the scope of their audit, report, recommendations and fees.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended January 1, 2011, with the Company’s management and with Mayer Hoffman McCann P.C. the Company’s independent accountants (“MHM”). Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also reviewed and discussed with the Company’s management and MHM their respective reports on the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act as of January 1, 2011. The Audit Committee has discussed with MHM the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).

The Audit Committee has also received written disclosures and the letter from MHM required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with MHM its independence. The Audit Committee has considered the provision of all non-audit services by MHM and has determined that such services are compatible with the firm maintaining its independence from the Company.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2011, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John S. Kahler, Chairman

Philippe Lemaitre, Vice Chairman

Marc Bertoneche

Wolfgang H. Dangel

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2010, the Company had no material relationships or transactions with any of the Directors or executive officers, or their affiliates. Under the Company’s Code of Ethics, all employees, including the CEO, the CFO and the person performing the functions of a controller, are instructed to avoid any personal activity, investment or association which could appear to interfere with their good judgment concerning the Company’s best interests. The Company’s policy is that if an employee or Director is related in any way to a vendor or customer, someone other than that employee or Director should be the one to decide whether the Company will do business with that person. The Audit Committee must approve all transactions in which an officer or Director, or any member of such person’s family, may have a personal interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

AND RELATED SHAREHOLDER MATTERS

The following table sets forth as of April 18, 2011, information as to the beneficial ownership of the Company’s Common Stock by (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director and nominee for Director, (iii) each Named Executive Officer of the Company, and (iv) all Directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Beverly Koski (3) 5135 Willow Leaf Drive Sarasota, FL 34241	3,063,116	17.9%

Christine L. Koski (3) 3525 Turtle Creek Boulevard #19B Dallas, TX 75219	3,013,887	17.6%

Thomas L. Koski (3) 4995 Ashley Parkway Sarasota, FL 34241	2,917,647	17.1%

Robert C. Koski (3) 7305 Crape Myrtle Way Sarasota, FL 34241	2,843,947	16.6%

Koski Family Limited Partnership 3525 Turtle Creek Boulevard #19B Dallas, TX 75219	2,763,947	16.2%

T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	1,516,898	8.9%

Royce & Associates, LLC (5) 754 Fifth Avenue New York, NY 10151	1,089,190	6.4%

Keeley Asset Management Corp. and Keeley Small Cap Value Fund, a series of Keeley Funds, Inc. (6) 401 South LaSalle Street Chicago, IL 60605	937,500	5.5%

Brown Capital Management, Inc. (7) 1201 N. Calvert Street Baltimore, MD 21202	1,383,500	8.1%

Allen J. Carlson (8)	63,395	*

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class

David N. Wormley	15,896	*

Jeffrey Cooper	14,328	*

Tricia L. Fulton (9)	12,521	*

John S. Kahler (10)	14,209	*

Tim A. Twitty (11)	15,645	*

Marc Bertoneche	10,710	*

Ferdinand E. Megerlin	9,859	*

Philippe Lemaitre	5,694	*

Steven Hancox (12)	8,863	*

Wolfgang H. Dangel	2,875	*

All Directors and Executive Officers as a Group (12 persons)	3,187,882	18.6%

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each of the persons listed who own more than 5% of the Company’s Common Stock is 1500 West University Parkway, Sarasota, Florida 34243.
(2)	This column sets forth shares of the Company’s Common Stock which are deemed to be “beneficially owned” by the persons named in the table under Rule 13d-3 of the Securities and Exchange Commission. Except as otherwise indicated, the persons listed have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse. A portion of the shares owned by certain executive officers and Directors are held in margin accounts at brokerage firms. Under the terms of the margin account agreements, stocks and other assets held in the account may be pledged to secure margin obligations under the account. As of the date of this proxy statement, none of the executive officers and Directors have any outstanding margin obligations under any such accounts.
(3)	Includes 2,763,947 shares owned by the Koski Family Limited Partnership, over which Christine L. Koski, Robert C. Koski, Thomas L. Koski, and Beverly Koski share voting and investment power as the general partners in the Partnership. Christine L. Koski, Robert C. Koski and Thomas L. Koski are the adult children of Beverly Koski.
(4)	According to Amendment No. 1 to Schedule 13G, filed February 11, 2011, by T. Rowe Price Associates, Inc., T. Rowe Price Associates, Inc. has sole voting power with respect to 189,790 shares and sole dispositive power with respect to 1,516,898 shares.
(5)	According to Amendment No. 12 to Schedule 13G, filed February 3, 2011, by Royce & Associates, LLC, Royce & Associates, LLC has sole voting and investment power with respect to 1,089,190 shares.
(6)	According to Amendment No. 2 to Schedule 13G, filed February 7, 2011, by Keeley Asset Management Corp., Keeley Asset Management Corp. and Keeley Small Cap Value Fund share beneficial ownership over the same 937,500 shares.

(7)	According to Amendment No. 1 to Schedule 13G, filed February 7, 2011, by Brown Capital Management, Inc., Brown Capital Management Inc. has sole voting power with respect to 735,603 shares and sole dispositive power with respect to 1,383,500 shares.
(8)	Includes 4,049 shares subject to currently exercisable options and 15,584 shares of unvested restricted stock.
(9)	Includes 6,917 shares of unvested restricted stock.
(10)	Includes 6,634 shares owned by Mr. Kahler’s spouse.
(11)	Includes 6,917 shares of unvested restricted stock.
(12)	Includes 2,501 shares of unvested restricted stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The goals of our compensation program are to attract and retain highly qualified leadership personnel, providing them attractive long-term career opportunities. Our compensation philosophy is to provide executives with a competitive total compensation package which motivates superior job performance, the achievement of our business objectives, and the enhancement of shareholder value. Rather than basing compensation on a series of specific performance objectives, we encourage initiative, teamwork and innovation, and each executive is enabled to use his or her abilities and particular area of responsibility to strengthen our overall performance. Our general approach to compensating executive officers is to pay cash salaries which generally are competitive within ranges of salaries paid to executives of other manufacturing companies, particularly those of similar size and those in our geographic areas. Our compensation committee sets overall compensation at a level it believes to be fair, based upon an analysis of the individual executive’s experience and past and potential contributions to us.

The Compensation Process

Our compensation program is overseen by a compensation committee (the “Committee”) comprised of independent directors which operates pursuant to a charter which was approved by the Board of Directors on October 26, 2010. Compensation of our executive officers on an individual basis is reviewed annually by the Committee. The Committee also makes equity awards under compensation plans approved by the Board of Directors and, where required, the shareholders, to the chief executive officer and to other key management employees upon the recommendation of the chief executive officer. All changes in the compensation of the Company’s executive officers are required to be reported promptly to the full Board of Directors.

To assist in determining appropriate overall compensation, the Committee reviews information regarding revenues, income, and executive compensation for other public manufacturing companies and for other businesses operating in Florida and the southeast United States and selected businesses in the U.S. of similar size and scope. The Committee also considers selected information regarding compensation practices, including employee benefits, from manufacturing companies in other countries in which we operate in an effort to ensure that we maintain competitiveness locally in the markets in which our executive officers reside. The foregoing data is used for informational purposes, and the Committee does not benchmark compensation against any group or size of company.

Components of Executive Compensation

Salary. Our general approach to compensating executive officers is to pay cash salaries which generally are competitive within ranges of salaries paid to executives of other manufacturing companies, particularly in our geographic areas. Bonuses have been utilized infrequently in the past and, therefore, salary is the primary component of executive compensation. None of the Company’s executive officers other than Steve Hancox and his predecessor as General Manager of Sun Hydraulics Peter Robson have employment contracts. See “U.K. Employment Agreements” below. Our overall financial performance influences the general level of salary increases and there are no pre-arranged annual increases or established ranges for salary increases. The chief executive officer, after seeking input from other key managers and reviewing selected market data, recommends increases for the other executive officers, based upon his analysis of the individual executive’s experience and past and potential contributions.

Equity Compensation. We utilize equity awards as long-term compensation incentives for executive officers and other key managers. The Committee determined that the long-term compensation program would be related to company performance but that it would not move automatically in lock-step with such performance. The Committee has recognized that, at different periods in the economic cycle, long-term compensation might have greater or lesser importance in relationship to salary adjustments. Each year, the Committee establishes a pool of shares to be used for long-term compensation. The level of the pool varies with our performance, although the Committee believes that it is important to reward and incentivize employees even in difficult times. The chief executive officer recommends awards for executive officers and other key employees. The Committee reviews those recommendations, approves or revises them, and determines long-term compensation for the chief executive officer and the other named executive officers.

The principal element of our long-term compensation program is the use of restricted shares of Company common stock, granted under written plans approved by our shareholders. The Committee believes that this form of long-term compensation, tied to value creation for the Company, best aligns the interests of key employees with that of shareholders. The objectives of the program are to award the high achievers, to identify key employees within the Company (including those who demonstrate leadership) and, because it is long-term, to promote equity ownership in the Company. Criteria used by the Committee in these awards include individual responsibilities and performance results and the individual’s years of experience in the industry, with the emphasis on subjective measures such as sustained contributions to the Company, initiative, the effect of the individual on the attitudes and performance of others, and the amount of management required for the individual. No particular weight is given to any specific criterion. Equity awards are “time based” so that, in order to earn the full award, an employee must remain in our employ for a specified period of time, typically three years. The Committee in the past has granted stock options, vesting over a specified period of time, under a Company stock option plan. Since 2005, in part due to new stock compensation accounting rules, no stock options have been awarded.

Because of the differences in tax treatment for employees of our foreign subsidiaries, stock appreciation rights (referred to in our plan document as performance shares) sometimes have been used for long-term compensation purposes for non-US employees, including executive officers. In 2010, performance shares were granted to one French employee.

Retirement Plan and ESOP. All of our U.S. executives, along with all of our other U.S. employees, are eligible to participate in the Sun Hydraulics Corporation 401(k) and ESOP Retirement Plan (the “Plan”). Under the tax-qualified Plan, all U.S. based employees are able to contribute the lesser of up to 100% of their annual salary or the limit prescribed by the Internal Revenue Service to the Plan on a before-tax basis. Based on years of service, we match 100% of up to the first 6% of pay that is contributed to the Plan. All employee contributions are fully vested upon contribution. Our matching contributions vest over a five year period – 20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% after five years. Each year, the Board of Directors determines, based on the Company’s performance and other factors it deems relevant, whether to make an additional contribution, and if so, in what amount. Since 2004, when an employee stock ownership plan (“ESOP”) was incorporated into the Plan, these additional contributions have been made in shares of Company common stock and all eligible employees, regardless of whether they make voluntary contributions to the Plan, participate pro rata, based upon their pay as a percentage of total pay for all U.S. employees.

Special Shared Distribution Dividend. As part of the Company’s culture and as a means of maintaining a highly productive workforce to sustain its growth and profitability, the Company believes it is important to share its success with both employees and shareholders. In furtherance of this philosophy, in February 2009, based upon its 2008 financial results, the Company declared its first shared distribution dividend comprised of a special cash dividend of $0.09 per share to shareholders and concurrent contributions for employees worldwide (primarily in the form of Company stock into qualified retirement accounts), equal to 9% of their 2008 wages. Because of the poor economy and its impact on the Company’s 2009 financial performance, no special shared distribution dividend was declared for 2009. With the improving economy and the Company’s strong performance, in March 2011, based upon its 2010 financial results, the Company declared a special cash dividend of $0.11 per share to shareholders and made contributions for employees worldwide (primarily in the form of Company stock into qualified retirement accounts), equal to 9% of their 2010 wages.

Other Compensation. We do not use other forms of compensation on a regular basis. Relatively small cash and equity bonuses have been used sporadically to reward significant and unusual contributions. Because of the broad responsibilities given to employees and the encouragement of individual initiative, we have educational assistance policies for all employees, including executive officers. Educational assistance has been given to executive officers in the past for graduate study leading to masters and other degrees, and more specialized training, including management training at the Harvard Business School. Senior management participates in our benefit plans on the same terms as other employees. These plans include medical and dental insurance, group life insurance, and a charitable gift matching program. Under our employee stock purchase plan, approved by the shareholders in 2001, employees including executive officers may purchase shares of Company common stock at a discount of 15% from market price on the first or last day of the quarterly purchase period, whichever is lower, on a tax-favored basis under Section 423 of the Internal Revenue Code.

We provide only limited perquisites and other personal benefits.

Risks Arising from Compensation Policies and Practices. We do not use cash bonuses or include short-term incentives in our compensation program. Therefore, the Board has determined that its compensation policy and practices do not motivate imprudent risk-taking or encourage Company leaders to make decisions that might be beneficial in the short term at the expense of creating long-term Company value. The Company’s long-term compensation program, as described above, relies on general criteria that includes, in addition to performance results, the individual’s responsibilities and years of experience in the industry, with the emphasis on subjective measures such as sustained contributions to the Company, initiative, the effect of the individual on the attitudes and performance of others, and the amount of management required for the individual. The equity awards granted under the program are determined toward the end of the year and are “time based” so that, to earn the full award, an employee must remain in our employ for a specified period of time, typically three years. The shared distribution dividend introduced in 2008 is entirely discretionary with the Board of Directors and, when declared, is by its nature long-term because it rewards most employees through a contribution into their retirement accounts rather than through cash bonuses.

2010 Executive Compensation

At the September 2010 meeting of the Compensation Committee, the chief executive officer at the Committee’s request reviewed our compensation program during 2009 and 2010 and our financial performance projected through the end of the year. As part of the overall effort to decrease expenses during 2009, no salary increases were made for the Company’s leaders, and they also participated in the 3% salary decrease for all employees (except those on furlough) implemented in May 2009. The furloughs ended in April and May 2010 and the 3% salary reductions from 2009 were reinstated at the same time. In Korea, an 8% salary increase was implemented effective May 1, 2010. Although wage and salary increases typically are made in January, the chief executive officer recommended that a one-time payment of $350 per employee (on an after-tax basis) be made in November in recognition of the employees’ exceptional performance during the economic downturn. Since everyone would receive the same amount, this program would reinforce our team approach to business.

The Committee, as it customarily does at the September meeting, addressed long-term compensation with the chief executive officer and affirmed its desire to strengthen the link between long-term compensation and the implementation of the Company’s long-term business strategy. Given the Company’s strong financial performance, the CEO’s effective management during 2009 and 2010 and the relatively low overall compensation for the leadership group, the Committee determined to increase the size of the long-term compensation pool (excluding the chief executive officer) by approximately 15%, from 34,000 to 39,000 shares of restricted stock. It was agreed to use, as in the prior two years, a tiered system, with a range of share awards for each group: (1) the CEO, (2) key leaders, including those who might succeed to the top management level, (3) other high achievers, and (4) individuals who have contributed significantly in a given year and to recognize other factors particular to the individual. The Committee agreed that the Group 4 awards would predominantly reflect the views of the chief executive officer.

At the Committee’s meeting on October 26, 2010, held by conference telephone, the CEO presented an overview of his methodology for making recommendations for long-term compensation awards. He explained that, utilizing the three award tiers prescribed by the Committee, he initially made his recommendations without reference to prior year awards. He stated that he looked for significant individual contributions, experience in the industry, time with Sun, and the ability for greater future contributions. He also requested input from the senior members of the leadership group worldwide. The CEO summarized the contributions and described the backgrounds of each of the candidates for whom restricted stock grants in the highest two tiers were recommended and explained why four individuals from 2009 were not recommended for awards and six individuals were added this year. He noted that a key focus of the Company was to get new products more quickly to market, and, therefore, several awards reflected contributions of the recipients to this strategic objective.

Following the departure of the CEO from the meeting and further discussion, the Committee accepted the CEO’s recommendations. In light of the CEO’s strong management performance over the past year, his overall compensation level, and the size of the other executive awards, the Committee increased his award by 10%. All awards were made in shares of Company stock based on the closing price on the NASDAQ Global Select Market on October 26. The share awards are subject to divestiture ratably over a three year period, if the employee leaves the Company during the term. For one European employee, the award is paid pursuant to a performance share agreement whereby a cash payment is made on each of the three anniversaries of the grant date equal to the closing bid price of the stock on that date multiplied by the number of shares vesting on such date. Included in the total award of 45,950 shares were 8,250 shares to Allen J. Carlson, CEO, and 3,900 shares each to Tricia Fulton, CFO and Tim Twitty, Officer.

At its regular meeting on December 3, 2010, the Committee discussed with the CEO his recommendations for new annual salaries for the executive officers. He also presented in writing his multi-year plan for bringing the compensation of the Company’s named executive officers more in line with one another as requested by the Committee in September. The CEO explained his plan for February 2011 catch-up increases for members of the leadership team averaging approximately 9% (excluding increases for certain named executive officers). After further discussion, the Committee approved compensation adjustments, effective February 11, 2011, for Allen J. Carlson, CEO (to $402,500), Tricia Fulton, CFO ($170,000), and Tim Twitty, Officer ($172,000).

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code limits the tax deduction to $1.0 million for compensation paid to a corporation’s key executive officers unless certain requirements are met, including that the compensation qualify as performance-based compensation. While the Compensation Committee may from time to time approve awards which would vest upon the passage of time or other compensation which would not result in qualification of those awards as performance-based compensation, it is not anticipated that compensation realized by any executive officer under any of our plans now in effect will result in a material loss of tax deductions.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

    Philippe Lemaitre, Chairman

                  Wolfgang H. Dangel, Vice Chairman

      Marc Bertoneche

      David N. Wormley

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended January 1, 2011, January 2, 2010, and December 27, 2008. The Company has not entered into any employment agreements with any of the named executive officers except for Peter Robson. Mr. Robson’s agreement, entered into in 1981, set initial salary, which has been adjusted thereafter from time to time by the Company at its discretion. See “Employment Agreement with Peter Robson” below. When setting total compensation for each of the named executive officers, the Committee reviews the executive’s current compensation, including equity and non-equity-based compensation.

SUMMARY COMPENSATION

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Allen J. Carlson President and Chief Executive Officer	2010 2009 2008	369,557 366,544 373,000	256,658 158,025 132,300	54,888 21,004 46,662	681,103 545,573 551,962
Jeffrey Cooper Officer	2010 2009 2008	159,514 158,214 161,000	— — —	23,927 9,719 29,671	183,441 167,933 190,671
Tricia L. Fulton Chief Financial Officer	2010 2009 2008	138,708 137,577 140,000	121,329 63,737 56,700	26,100 10,273 26,493	286,137 211,587 223,193
Tim Twitty Officer	2010 2009 2008	140,689 139,542 142,000	121,329 63,737 56,700	26,397 10,390 26,939	288,415 213,669 225,639
Peter G. Robson (1) General Manager, Sun Hydraulics Limited	2010 2009 2008	102,162 146,490 176,174	— — 28,350	22,175 18,726 42,271	124,337 165,216 246,795

(1)	Amounts were paid in pounds sterling, which are converted to U.S. dollars at the average exchange rate. Mr. Robson retired as General Manager, Sun Hydraulics Limited in March 2011.
(2)	Amounts represent the aggregate grant date fair market value of restricted stock, based on the closing market price as of the date of grant.
(3)	All Other Compensation amounts for 2010 are as follows:

Name	Year	Perquisites and Other Personal Benefits ($)(1)	Company Contributions to Retirement and 401(k) Plans ($)	Total ($)

Allen J. Carlson	2010	18,138	36,750	54,888

Jeffrey Cooper	2010	—	23,927	23,927

Tricia L. Fulton	2010	5,294	20,806	26,100

Tim Twitty	2010	5,294	21,103	26,397

Peter G. Robson (2)	2010	675	21,500	22,175

(1)	Amounts primarily represent dividends received on unvested restricted stock shares.
(2)	Mr. Robson retired as General Manager, Sun Hydraulics Limited in March 2011.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	Grant Date Fair Value of Stock and Option Awards ($)
Allen J. Carlson	October 26, 2010	8,250	256,658
Jeffrey Cooper	—	—	—
Tricia L. Fulton	October 26, 2010	3,900	121,329
Tim Twitty	October 26, 2010	3,900	121,329
Peter G. Robson (2)	—	—	—

(1)	Amounts represent the number of restricted shares of stock granted under the 2001 Restricted Stock Plan. The shares vest in annual installments over three years. Dividends will be paid on the shares of restricted stock.
(2)	Mr. Robson retired as General Manager, Sun Hydraulics Limited in March 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Allen J. Carlson	4,049	—	12.27	12/9/2012	15,584	(1)	589,075
Jeffrey Cooper	—	—	—		—		—
Tricia L. Fulton	—	—	—		6,917	(2)	261,463
Tim Twitty	—	—	—		6,917	(2)	261,463
Peter G. Robson	—	—	—		500	(3)	18,900

(1)	Awards represent restricted stock that will vest as follows: 2,500 on October 9, 2011; 2,334 on October 22, 2011; 2,750 on October 26, 2011; 2,500 on October 9, 2012; 2,750 on October 26, 2012; and 2,750 on October 26, 2013.
(2)	Awards represent restricted stock that will vest as follows: 1,008 on October 9, 2011; 1,000 on October 22, 2011; 1,300 on October 26, 2011; 1,009 on October 9, 2012; 1,300 on October 26, 2012; and 1,300 on October 26, 2013.
(3)	Awards represent 500 shares of restricted stock that will vest on October 22, 2011. Mr. Robson retired as General Manager, Sun Hydraulics Limited in March 2011.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Allen J. Carlson	—	—	6,678	205,014
Jeffrey Cooper	—	—	—	—
Tricia L. Fulton	—	—	2,443	72,563
Tim Twitty	2,835	65,557	2,443	72,563
Peter G. Robson (1)	—	—	742	22,418

(1)	Mr. Robson retired as General Manager, Sun Hydraulics Limited in March 2011.

Pension Benefits

The Company does not maintain a pension plan for any of its U.S.-based executive officers, other than the Sun Hydraulics Corporation 401(k) and ESOP Retirement Plan. Our sole executive officer who resides outside of the U.S., Peter Robson, maintains his own individual retirement plan under the laws of the United Kingdom. We contribute to such plan each year an amount equal to 12% of Mr. Robson’s base salary, pursuant to the terms of Mr. Robson’s employment agreement.

Nonqualified Deferred Compensation

The Company does not maintain a nonqualified deferred compensation program.

UK Employment Agreements

The Company entered into an employment agreement with Peter Robson, our sole executive officer in 2010 who resides outside of the U.S., in 1981 upon his initial employment. The agreement set Mr. Robson’s initial salary, which has been adjusted thereafter from time to time. Under the agreement, the Company provides Mr. Robson with family health insurance and a retirement supplement equal to 12% of his base salary. The agreement may be terminated by either party upon six months’ prior written notice to the other. Steven Hancox, who became an executive officer in March 2011, also resides in the U.K. and has an employment agreement with substantially similar terms.

Potential Payments Upon Termination or Change of Control

In December 2009, the Board of Directors approved, and the Company entered into an Executive Continuity Agreement (the “Agreement”) with each of Allen J. Carlson, President and CEO, and Tricia Fulton, CFO Officer, respectively. The intent of the Agreement is to assure the Company and the executive of continuity of management in the event of any actual or threatened change in control of the Company, by providing for specific benefits to such executives in the event of the termination of their employment with the Company following a change in control.

Upon termination of the executive’s employment following a change in control, as defined in the Agreement, the executive is entitled to a lump sum payment equal to twice the amount of his or her annual salary at the time of termination, plus the cash value at the time of grant of the executive’s current year long-term compensation award; as well as continuing medical, dental, life, disability and hospitalization benefits, at Company expense, for the executive and his or her family as then in effect, for a period of 24 months. The executive also is entitled to immediate vesting of and an extended period of at least one year following termination in which to exercise all unvested and unexercised stock options and immediate vesting and lapse of all forfeiture provisions relating to, and restrictions upon transfer of, all previously issued shares of restricted Company stock.

The following table shows the potential payments upon termination following a change of control for Mr. Carlson and Tricia Fulton, as if termination had occurred on January 1, 2011:

	Allen J. Carlson, Chief Executive Officer	Tricia L. Fulton, Chief Financial Officer
Severance Pay ($)	746,000	280,000
Acceleration of Restricted Stock Grants ($)	406,120	182,727
Welfare Benefits ($)	38,271	36,951
TOTAL	1,190,391	499,678

Pursuant to the terms of Mr. Robson’s and Mr. Hancox’ employment agreements, the Company is required to provide six months’ prior written notice of termination of employment. In the event that the Company were to give Mr. Robson or Mr. Hancox less than six months’ prior written notice, it would likely be required to pay the executive his base salary for six months after delivery of such notice, which would have been $51,081 for Mr. Robson and $57,786 for Mr. Hancox at January 1, 2011.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Currently, except as described below with respect to the Chairman of the Board and the chairs of the standing committees, each nonemployee director is paid a cash fee of $2,500 for attendance at each board meeting and each committee meeting on which he or she serves when that meeting is not held within one day of a Board meeting, plus 250 shares of Company common stock pursuant to the Sun Hydraulics Corporation Amended and Restated 2004 Nonemployee Director Equity and Deferred Compensation Plan (the “Nonemployee Directors Plan”). The Chairman’s fee currently is twice that of a regular director, and the fee for the chairs of the audit, compensation and nominating committees is 125% that of a regular director. The Compensation Committee periodically reviews the director compensation program. As with executive compensation, benchmarks are not applied, although industry data is used as reference points.

The objective of the Nonemployee Directors Plan is to increase the beneficial ownership of non-employee directors in the Company and to more closely align their interests in the long-term growth and profitability of the Company with that of the shareholders. Under the Nonemployee Directors Plan, directors also may elect to receive all or part of the cash portion of their fees in shares of Company stock and to defer receipt of their fees until a subsequent year. Each director receives dividend equivalents on the share units contained in his or her deferral account, which are equal in value to dividends paid on the Company’s common stock. The dividend equivalents granted are then reinvested in the non-employee director’s stock deferral account in the form of additional share units. Upon retirement or termination of services as a director, or as otherwise permitted under the Plan, the director receives a share of common stock for each share unit awarded.

Directors also are reimbursed for their expenses incurred in connection with their attendance at such meetings. Directors who are employees of the Company receive no compensation for their service as directors.

2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (7)	All Other Compensation ($) (8)	Total ($)
Marc Bertoneche (1)	10,000	27,098	8,446	45,544

Wolfgang H. Dangel (2)	10,000	27,098	1,807	38,905

John S. Kahler (3)	12,500	33,926	4,834	51,260

Christine L. Koski	10,000	27,098	—	37,098

Philippe Lemaitre (4)	12,500	33,926	4,027	50,453

Ferdinand E. Megerlin (5)	20,000	54,195	6,183	80,378

David N. Wormley (6)	12,500	33,926	—	46,426

(1)	Marc Bertoneche has elected to receive and defer cash fees in the form of stock units. Dr. Bertoneche has also elected to defer stock awards in the form of stock units. All deferred stock units will be paid in shares upon Dr. Bertoneche ceasing to be a Director of the Company. At January 1, 2011, Dr. Bertoneche had 10,408 deferred stock units.
(2)	Wolfgang H. Dangel has elected to receive and defer cash fees in the form of stock units. Mr. Dangel has also elected to defer stock awards in the form of stock units. All deferred stock units will be paid in shares upon Mr. Dangel ceasing to be a Director of the Company. At January 1, 2011, Mr. Dangel had 2,545 deferred stock units.
(3)	John S. Kahler has elected to defer stock awards in the form of stock units. All deferred stock units will be paid in shares upon Mr. Kahler ceasing to be a Director of the Company. At January 1, 2011, Mr. Kahler had 6,105 units.
(4)	Philippe Lemaitre has elected to receive and defer cash fees in the form of stock units. Mr. Lemaitre has also elected to defer stock awards in the form of stock units. All deferred stock units will be paid in shares as elected by Mr. Lemaitre. At January 1, 2011, Mr. Lemaitre had 5,276 deferred stock units.

(5)	Ferdinand E. Megerlin had elected to receive 2010 fees in the form of cash and shares of Company stock. The common stock was issued during 2010 in accordance with attendance at Board meetings. In prior years, Mr. Megerlin had deferred a portion of his cash fees and stock awards in the form of stock units. All deferred stock units will be paid in shares upon Mr. Megerlin ceasing to be a Director of the Company. At January 1, 2011, Mr. Megerlin had 7,323 deferred stock units.
(6)	David N. Wormley has elected to receive $2,500 of his cash fees in the form of Company common stock. The common stock was issued during 2010 in accordance with attendance at Board meetings.
(7)	The stock awards represent aggregate grant date fair market value, based on the average of the high and low market price as of the date of grant. Please see the Security Ownership of Certain Beneficial Owners and Management schedule under Item 12 regarding the number of shares beneficially owned by each of the Directors.
(8)	Amounts represent the value of dividends received on the outstanding deferred stock units during 2010. Dividends are also deferred in the form of stock units and will be payable in shares of stock.

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of January 1, 2011. Information is included for both equity compensation plans approved by the Company’s shareholders and equity compensation plans not approved by the shareholders.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by shareholders	37,733	$1.61	1,441,720

Equity compensation plans not approved by shareholders	—	—	675
Total	37,733	$1.61	1,442,395

Equity compensation plans approved by shareholders include the 1996 Stock Option Plan, the 2001 Restricted Stock Plan, the Employee Stock Purchase Plan, the 2004 Nonemployee Director Equity and Deferred Compensation Plan, and the 2006 Stock Option Plan.

Shares to be issued upon exercise in column (a) were: 6,075 under the 1996 Stock Option Plan and 31,658 under the 2004 Nonemployee Director Equity and Deferred Compensation Plan. The weighted average exercise price in column (b) represents shares issued under the 1996 Stock Option Plan with a weighted average price of $10.01 and shares under the 2004 Nonemployee Director Equity and Deferred Compensation Plan with a weighted average share price of zero. The number of securities available for future issuance in column (c) were: zero shares under the 1996 Stock Option Plan, 750,000 shares under the 2006 Stock Option Plan, 518,402 shares under the Employee Stock Purchase Plan, 41,161 shares under the 2001 Restricted Stock Plan, and 132,157 shares under the 2004 Nonemployee Director Equity and Deferred Compensation Plan.

PROPOSAL 2

AMENDMENT OF THE ARTICLES OF INCORPORATION TO INCREASE THE

NUMBER OF AUTHORIZED COMMON SHARES TO 40,000,000

The Company’s Board of Directors has adopted a resolution recommending an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares to 42,000,000 shares, consisting of 40,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.001 per share.

As of the record date, 17,088,902 shares of the Company’s common stock were issued and outstanding. There are an aggregate of 1,479,453 shares reserved for issuance upon the exercise of outstanding stock options under the 1996 Stock Option Plan, and reserved for issuance under the 2004 Nonemployee Director Equity and Deferred Compensation Plan, the 2001 Restricted Stock Plan, the Employee Stock Purchase Plan, the Sun Hydraulics Limited Share Incentive Plan and the 2006 Stock Option Plan. Therefore, there are only 1,431,645 authorized but unissued and unrestricted shares available for issuance. The Board of Directors believes the increase in the number of authorized shares of common stock, is necessary to provide the Company with the flexibility to act in the future with respect to financing programs, acquisitions, stock splits and other corporate purposes without the delay and expense associated with obtaining special shareholder approval each time an opportunity requiring the issuance of shares of stock may arise. Such a delay might deny the Company the flexibility the Board views as important in facilitating the effective use of Company securities.

If Proposal 2 is approved by the shareholders, the unissued shares of common stock will be available for issuance from time to time for such purposes and consideration as the Board of Directors may approve. No such specific activities have been approved by the Board.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 2.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

In December 2010, the Audit Committee engaged Mayer Hoffman McCann P.C. to report upon the financial statements of the Company for the year ended January 1, 2011. Those audited financial statements are included in the Company’s annual report to shareholders that has been provided to the shareholders along with this Proxy Statement. The Company was notified that the shareholders of Kirkland, Russ, Murphy & Tapp, P.A. (“KRMT”), the independent registered public accounting firm engaged by the Company on April 13, 2010, became shareholders of Mayer Hoffman McCann P.C. pursuant to an asset purchase agreement effective November 1, 2010. KRMT now operates under the name Mayer Hoffman McCann P.C.

Fees

The Company incurred the following fees to Mayer Hoffman McCann P.C. during fiscal year 2010 and to Kirkland, Russ, Murphy and Tapp P.A. during fiscal year 2009.

	2010	2009
Audit Fees	$479,000	$464,550
Audit Related Fees	15,000	15,100
Tax Fees	—	—
All Other Fees	—	—

Audit Fees were for professional services rendered for the audit of the Company’s consolidated financial statements, the reviews of the financial statements included in the Company’s Forms 10-Q for fiscal years 2010 and 2009, respectively, and the statutory audit of Sun Hydraulik Holdings Limited, Sun Hydraulics Corporation’s wholly-owned subsidiary for its European market operations, Sun Hydraulics Limited, and Sun Hydraulik GmbH, both wholly-owned subsidiaries of Sun Hydraulik Holdings Limited. Audit fees for 2010 also include the statutory audit of Sun Hydraulics Korea Corporation, Sun Hydraulics Corporation’s wholly-owned subsidiary.

Audit Related Fees were for expenses incurred in connection with the audit of the Company’s consolidated financial statements.

The Audit Committee has not adopted any pre-approval policies and approves all engagements with the Company’s auditors prior to the performance of services by them. As a matter of policy, the Audit Committee has determined generally not to request any new non-audit services from its auditors.

The Audit Committee has appointed Mayer Hoffman McCann P.C. to report upon the financial statements of the Company for the year ended December 31, 2011, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2011. Although the Company is not required to seek shareholder ratification of this appointment by the Company’s Bylaws or otherwise, the Board believes it to be sound corporate governance to do so. If the shareholders do not ratify this appointment, the Audit Committee will reconsider the appointment and consider that vote in the review of its future selection of accountants, but will not be required to engage a different auditing firm. A representative from Mayer Hoffman McCann P.C. will be in attendance at the Meeting, will have the opportunity to make a statement if desired, and will be available to respond to any questions from those in attendance.

The Board of Directors, as a matter of good corporate practice, has elected to seek ratification of Mayer Hoffman McCann P.C. as the independent registered certified public accounting firm to report upon the financial statements of the Company for the year ended December 31, 2011, and unanimously recommends that you vote “FOR” Proposal 3.

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In conjunction with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, we are providing our shareholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain highly qualified leadership personnel, providing them attractive long-term career opportunities. Our compensation philosophy is to provide executives with a competitive total compensation package which motivates superior job performance, the achievement of our business objectives, and the enhancement of shareholder value. Rather than basing compensation on a series of specific performance objectives, we encourage initiative, teamwork and innovation, and each executive is enabled to use his or her abilities and particular area of responsibility to strengthen our overall performance. Please read the “Compensation Discussion and Analysis” beginning on page 15 for a detailed description and analysis of our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

It is the philosophy of the Board of Directors to align the interests of our executive officers and shareholders by integrating the executives’ compensation opportunities with our long-term corporate strategic and financial objectives. Our general approach to compensating executive officers is to pay cash salaries which generally are competitive within ranges of salaries paid to executives of other manufacturing companies, particularly those of similar size and those in our geographic areas. Our compensation committee sets overall compensation at a level it believes to be fair, based upon an analysis of the individual executive’s experience and past and potential contributions to us.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends that you vote “FOR” Proposal 4.

PROPOSAL 5

ADVISORY VOTE ON THE FREQUENCY OF

AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 4 included on page 28 of this proxy statement. When voting on this Proposal 5, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for us, and, therefore, our Board recommends that you vote for a one-year interval for the advisory vote on our named executive officers’ compensation.

In formulating its recommendation, our Board considered that an annual advisory vote on named executive officer compensation will allow our shareholders to provide us with their direct and timely input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of voting every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a shareholder vote to approve the compensation of the named executive officers.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on named executive officer compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Company, the Board may decide that it is in the best interests of the Company and our shareholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The Board of Directors unanimously recommends that you vote for “Every 1 Year” in Proposal 5 as the frequency with which shareholders are provided an advisory vote on executive compensation.

OTHER BUSINESS

Management of the Company does not know of any other business that may be presented at the Meeting. If any matter not described herein should be presented for shareholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR THE 2012 PROXY STATEMENT

AND PRESENTATION AT THE 2012 ANNUAL MEETING

Under SEC Rule 14a-8, in order for a shareholder proposal to be included in the Company’s Proxy Statement for the 2012 Annual Meeting, and under the Company’s Bylaws, for a matter to be considered at such meeting (other than the election of Directors), the shareholder proposal, together with certain other information specified in the Bylaws, must be submitted no later than December 31, 2011. Accordingly, notice to the Company of a shareholder proposal submitted after December 31, 2011, will be considered untimely, and the matter will not be considered at the 2012 Annual Meeting.

Shareholder proposals should be submitted in writing to Gregory C. Yadley, Secretary, at 1500 West University Parkway, Sarasota, Florida 34243. A copy of the Company’s Bylaws will be provided upon request in writing to the Secretary.

By Order of the Board of Directors,

GREGORY C. YADLEY
Secretary

Dated: April 29, 2011

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 6, 2011.

• •	Vote by Internet Log on to the Internet and go to www.investorvote.com Follow the steps outlined on the secured website. Vote by telephone
• •

Call toll free 1-800-652-VOTE (8683) within the USA. US territories & Canada anytime on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR all Proposals but 5, for which the Board of Directors recommends a vote for every 1 YEAR.

1. Election of Directors *:
01 - Christine L. Koski	For ☐	Withhold ☐	02 - David N. Wormley	For ☐	Withhold ☐

* To elect two Directors for a three-year term ending in 2014.

	For	Against	Abstain			For	Against	Abstain
2. Amendment of the Articles of Incorporation to increase the number of authorized shares of common stock, par value $0.001 per share to 40,000,000 shares	☐	☐	☐	3. Ratification of Appointment of Mayer Hoffman McCann P.C. as the Independent Registered Certified Public Accounting Firm of the Corporation.		☐	☐	☐

	For	Against	Abstain		1 Yr	2 Yrs	3 Yrs	Abstain
4. Advisory Vote on Executive Compensation.	☐	☐	☐	5. Advisory Vote on the Frequency of an Advisory Vote on Executive Compensation.	☐	☐	☐	☐

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - SUN HYDRAULICS CORPORATION

701 Tallevast Road

Sarasota, FL 34243

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 6, 2011.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, having received notice of the Annual Meeting of Shareholders of Sun Hydraulics Corporation to be held at 10:00 a.m., Eastern Daylight Savings Time, on Monday, June 6, 2011, hereby designates and appoints Ferdinand E. Megerlin and David N. Wormley, and each of them with authority to act without the other, as attorneys and proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.001 per share, of Sun Hydraulics Corporation that the undersigned is entitled to vote at such Meeting or at any adjournment thereof, with all the powers the undersigned would possess if personally present, such proxies being directed to vote as specified below and in their discretion on any other business that may properly come before the Meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of each of the Directors listed, FOR Proposals 2, 3 and 4, and FOR 1 Year on Proposal 5.

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

The undersigned reserves the right to revoke this Proxy at any time prior to the Proxy being voted at the Meeting. The Proxy may be revoked by delivering a signed revocation to the Company at any time prior to the Meeting, by submitting a later-dated Proxy, or by attending the Meeting in person and casting a ballot. The undersigned hereby revokes any proxy previously given to vote such shares at the Meeting.

(see reverse side)